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                                                                    Exhibit 99.1

     Fifth Third Bancorp has developed the document attached as Exhibit 99.1 containing a general trend overview of Fifth Third's objectives, financial condition and results of operations for the second quarter of 2002.

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                         Management Discussion of Trends

Service Income

In general, management expects growth trends in service income categories to continue at strong levels. Specifically, by major category:

Electronic Payment Processing

Fifth Third believes that recent year-over-year growth rates in excess of 25 percent, exclusive of the impact of the acquisition of Universal Companies
(USB), $85 million on an annualized proforma basis to Fifth Third's 2001 operating revenues, are sustainable in the near term given revenue growth potential from new products and continued momentum in attracting new significant relationships. Second quarter Electronic Payment Processing revenues are expected to exhibit strong year-over-year and sequential quarter annualized growth.

Investment Advisory

Management expects second quarter investment advisory revenues to exhibit a low double-digit growth rate over the second quarter of 2001 on the strength of continued growth in non-market sensitive businesses.

Other Services

..    Retail and Commercial deposit account service revenues are expected to produce mid double-digit year-over-year growth rates as deposit account sales campaigns have continued to generate significant numbers of new accounts in all of our markets.

..    Commercial treasury management service revenues are expected to continue at recent accelerated year-over-year growth rates fueled by Fifth Third's emphasis on deposit accounts as the core commercial relationship product, and the success of new comprehensive cash management products.

..    Mortgage banking revenues are expected to exhibit declines on a year-over-year basis reflective of the divestiture of out-of-market and sub-prime origination capacity as well as declines in the pace of originations and refinancing activity.

Expenses

..    Second quarter operating expenses are expected to be essentially flat year-over-year on an operating basis. Realized operating synergies related to recent acquisitions are mitigated by the addition of sales officers in the Investment Advisory division, incremental expenses associated with the acquisition of USB ($80 million on an annualized proforma basis to Fifth Third's 2001 operating expenses) and the addition of back-office personnel in response to

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     increased transaction volumes. Second quarter operating expenses relative to the same period in 2001 also exhibit a reduction related to the implementation of Statement of Financial Accounting Standards No. 142 (approximately $40 million on an annualized basis included in 2001 operating expenses).

Balance Sheet Trends and Net Interest Income

Management expects high single-digit percentage growth in net interest income over last year's second quarter and a relatively stable net interest margin in the near term. Margin trends in later periods will be dependant upon the magnitude of loan demand and the path of interest rates in the overall economy. Other balance sheet trends:

..    Average total loans and leases and earning assets are exhibiting better than expected growth. On an annualized basis from first quarter levels, total loans and leases are expected to post high single digit percentage growth.

..    Outstanding trends in the mix of deposits are expected to continue in the near term, highlighted by sequential and year-over-year transaction deposit growth rates similar to the first quarter of 2002.

..    Lower overall funding costs on a year-over-year basis due to lower interest rates in all categories.

..    Fifth Third's deposit pricing remains highly competitive with financial market conditions.

..    Fifth Third plans to continue its efforts to strengthen the balance sheet and improve liquidity through the securitization of certain interest-sensitive assets. Late in June, Fifth Third expects to securitize approximately $750 million in residential mortgage loans. Average loan and lease balances should not be materially affected given the anticipated transaction date and no significant net gain or loss is expected from the transaction.

Credit Quality

With the tendency for credit cycles to lag economic recovery, we are realistic about credit quality trends throughout the industry and at Fifth Third. Fifth Third's long history of low exposure limits, avoidance of national or sub-prime lending businesses, centralized risk management, and diversified portfolio position us well to effectively weather cycles and reduce the likelihood of significant unexpected losses. Second quarter credit quality metrics are expected to be indicative of noticeable trend improvement in the financial condition of consumers and middle-market commercial customers within the Bank's Midwestern footprint.

..    Second quarter net charge-offs are expected to be in the mid 40 bp level compared to the 49 bp seen last quarter.

..    The amount of nonperforming assets as a percentage of loans and leases is expected to be in the range of 55-60 bp, consistent with last quarter's
     57 bp.

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Other

..    Fifth Third will report second quarter earnings on July 16, 2002 prior to the market opening and will again host a conference call to be held the morning of the release.

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This document contains forward-looking statements about Fifth Third Bancorp which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the states in which Fifth Third does business, are less favorable than expected; (5) legislative or regulatory changes adversely affect the businesses in which Fifth Third is engaged; (6) changes in the securities markets. Further information on other factors which could affect the financial results of Fifth Third are included in Fifth Third's filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission's website at http://www.sec.gov and/or from Fifth Third.